Exhibit 99.1	Magnitude Announces Proxy Vote Results

New York, January 30, 2009 – Magnitude Information Systems, Inc. (Magnitude) (OTC Bulletin Board: MAGY.OB – News) announced today the following developments concerning its recent shareholder voting proxy results, completed January 29, 2009.

Over 98% of the votes cast by shareholders approved an increase in the number of authorized common shares available for corporate actions. “Except as previously disclosed”, stated Rudolf Hauke, Magnitude’s President and Chief Executive Officer, “we have no present intentions to issue any material amount of common shares.” “With this increase, however,” continued Mr. Hauke, “Magnitude will be in a position to develop an incentive based stock plan for its Kiwibox employees, directors and consultants as well as to provide the necessary equity for future strategic partnerships and growth opportunities, all with the goal to increase shareholder value.” Prior to the proxy vote, Magnitude had an insufficient number of available common shares in reserve for these potential corporate activities.

Magnitude’s principal business unit, Kiwibox Media, Inc., operates the Kiwibox website (http://Kiwibox.com), a leading social networking destination and online magazine for teens. Recent Kiwibox alliances include relationships with YouTube, Universal Music Group, Burst Media, Quattro Wireless and 4INFO. In August, the company launched Kiwibox 2.0 with new innovations including: enhanced profiles, daily entertainment news, a revamped game section, exclusive video content and a mobile version of the site. For more information on Kiwibox or to join the community, visit http://Kiwibox.com.

“We see tremendous opportunities in today’s teen marketplace”, noted Mr. Hauke, “and our business development plans are now reinforced by our shareholders’ vote to provide equity for future expansion”.

In addition to the voting for an increase in authorized common shares, shareholders voted to ratify the appointment of its independent accountants to audit Magnitude’s financial statements for the current fiscal year. Total shareholder voting results can be viewed in Magnitude’s current SEC report, Form 8-k, filed today and available at the website of the Securities and Exchange Commission, http://www.sec.gov

About Kiwibox
Founded in 1999, Kiwibox.com is the first social networking destination and online magazine where teens produce, discover, and share content. Kiwibox members are teens in the know who go to Kiwibox to enjoy personalized content and share their interests with peers. Kiwibox provides one of the largest distribution and marketing channels to connect advertisers with the highly sought after teen audience, in a controlled and interactive environment. Kiwibox is the primary business unit of Magnitude Information Systems, Inc. (Magnitude) (OTC Bulletin Board: MAGY.OB – News). For more information, visit http://Kiwibox.com.